EXHIBIT 10.20
                                    Internet
                                        a
                             TELECOMMUNICATIONS PLC

                          Performance Bonus Scheme 2007
                       for Directors & Manaqers of IT Plc
                     (who are not also on Sales Incentives)

                (Approved by Board Resolution on 22 January 2007)


Internet Telecommunications Plc ('IT') would like to recognize contributions made by Directors and Managers to its successful development and profitability. The success of IT largely depends on the Gross Margins made from buying and selling line rental, associated voice minutes and related services. The Board has agreed to put in place a Performance Bonus Scheme commencing in 2007 on the following terms:

1. A Performance Bonus ('Bonus') shall be awarded on the positive Gross Margin development of IT only - i.e. on any additional Gross Margin contribution realized for a quarterly period ('Period') over and above 25% of the previous year's total audited Gross Margin result. Gross Margin is defined as Gross Revenue minus Cost of Sales,including 3rd party sales commissions (both net of VAT), and shall be based on the audited and reviewed accounts of IT Company when published.

2. The number of Directors and Managers included in this scheme may increase over time, but on 22 January 2007 is comprised of 6 individuals.

3. `Total Months' is defined as the number of months of continued service from all Directors and Managers in the scheme in the Period. 'Individual Months' is defined as an individual Director or Manager's number of months served for the Period.

4. The Bonus Pool for distribution shall be calculated as follows: Bonus Pool = (Gross Margin (reviewed/audited) for the Quarter) - (25% x total Gross Margin (audited) for previous Year) X 3%.

5. The Bonus Allocation to individual Directors and Managers in the scheme shall be calculated as follows:

                                Bonus Pool X Individual Months
           Bonus Allocation =   -----------------------------
                                        Total Months
General Terms

6. This scheme shall run concurrent with IT's business year (currently, 1 January to 31 December).

7. Payments shall be made 90 days following the end of the quarter to allow for auditing.

8. Gross Margin results shall be the audited results for the Quarter, or if not audited, the results as reviewed by the Company's Auditors of as accepted by IT's parent Company for consolidation.

9. Performance Bonus awards shall be calculated based on the number of full months worked by a Director/Manager during the Period, or pro-rated to the number of full months worked during the Period.

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10. New employees shall enter the Bonus Scheme on the 1st of the month following an initial 90 days in employment.

11. Entitlement to the Bonus Scheme ceases from the day an employee is found to be in breach of his/her duties and responsibilities, is suspended from his/her duties or dismissed by IT in accordance with the terms of their Contract of Employment.

12. In the event the Bonus Pool is less than (pound)3,000 for a Quarter Period, any bonus due shall be deferred and added to any bonus due for the following Quarter period or deferred to year-end if the Bonus Pool remains less than (pound)3,000.

13. The performance bonus award is made at the discretion of the Chairman and CEO of IT, and their decisions shall be final.

14. This scheme excluded Directors or Managers who are also on Sales Incentives. They will participate in the Performance Bonus scheme for Employees.

15. The Board of Directors of IT reserves the right to amend, cancel or substitute this Bonus Scheme in subsequent years.

Company Confidential                                            22 January 2007